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                                                                  EXHIBIT 10.23


                        TERMINATION PROTECTION AGREEMENT


        THIS AGREEMENT is entered into as of the date specified in Section 2 below as the Effective Date, by and between BancWest Corporation, a Delaware corporation, and John K. Tsui (the "Executive").

        Executive is a skilled and dedicated employee who has important management responsibilities and talents, which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of the Company. Accordingly, the Company and Executive agree as follows:

        1. Defined Terms.

        Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

        2. Effective Date; Term.

        This Agreement shall be effective as of the date of the consummation of the transaction(s) contemplated by the Agreement and Plan of Merger dated as of May 7, 2001 by and among the Company, BNP Paribas, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP"), and Newco 1 (the "Effective Date") and shall remain in effect until the third anniversary thereof (the "Term"). Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

        3. Change of Control Benefits.

        If, during the Term of this Agreement, Executive's employment with the Company is terminated at any time by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 14, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

        (a) Severance Payments. Within fifteen business days after the Termination Date, the Company shall pay Executive a cash lump sum equal to:


                (1) 200% of the sum of (A) the Executive's annual rate of Base Salary, as in effect on the date of the employment termination, plus (B) the arithmetic mean of the Annual Bonuses awarded to


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                                                                              2


                        the Executive by the Company for the three most recent consecutive fiscal years ending prior to the date of the employment termination (regardless of when paid), plus
                        (C) an amount equal to the arithmetic mean of the awards paid or payable to the Executive under the Company LTIP and/or New LTIP, as applicable, in respect of the three most recently completed performance cycles under such plan, provided that such amount shall in no event be less than the Executive's award payable in year 2000 under the Company LTIP; and

                (2) The sum of (A) the Executive's Target Bonus for the fiscal year of termination multiplied by a fraction (the "Fraction"), the numerator of which shall equal the number of days the Executive was employed by the Company in the fiscal year in which the termination occurs, and the denominator of which shall equal 365, plus (B) the target award(s) in respect of all performance periods in existence under the Company LTIP and/or New LTIP, as applicable, as of the date of termination, to which the Executive may become entitled under the applicable plan, multiplied by the Fraction.

        (b) Equity Incentive Compensation. Upon termination, all unvested stock options, stock appreciation (phantom stock) rights ("SARs") (if any) and any restricted stock awards shall become fully vested, and all options and SARs shall remain outstanding and exercisable for the balance of the term of such awards.

        (c) Insurance Coverage. During the 24-month period commencing upon a termination of employment described in this Section 3 above (such period, the "Severance Period"), the Executive (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance plans maintained by the Company, including life, disability and health insurance programs, as if he were still an employee of the Company. Where applicable, the Executive's salary for purposes of such plans shall be deemed to be equal to his Base Salary as of the date of termination of the Executive's employment. To the extent that the Company finds it impossible to cover the Executive under its group insurance policies during the Severance Period, the Company shall provide the Executive with individual policies which offer at least the same level of coverage and which impose not more than the same costs on him. The foregoing notwithstanding, in the event that the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Company under this subsection (c) shall become secondary. Any group health continuation coverage that the Company is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986


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                                                                              3


                ("COBRA") shall commence when coverage under this subsection (c) terminates.

        (d) Payment of Earned But Unpaid Amounts. Within fifteen business days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, all compensation previously deferred by Executive but not yet paid and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the Executive benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (d), the "Accrued Benefits").

        (e) Additional Benefit Plan Service and Age. For purposes of eligibility for retirement, for early commencement or actuarial subsidies under any Company (or and subsidiary thereof) pension, medical reimbursement or life insurance plan (or any such alternative contractual arrangement that the Executive may have with the Company (or and subsidiary thereof), Executive will be credited with an additional two years of service and age beyond that accrued as of the Termination Date; provided that if any benefits afforded by this Agreement, including the benefits arising from the grant of additional service and age, cannot be provided under the qualified pension plan of the Company due to the qualification provisions of the Code, the benefit, or its equivalent in value, shall be provided under a nonqualified pension plan of the Company.

        4.      Mitigation.

        Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(c), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims, which the Company (or any other person or entity) may have against Executive.

        5.      Tax Effect of Payments.

                (a) Excise Tax Restoration Payment. In the event that it is determined that any payment, benefit provided or distribution of any type (including, without limitation, the value of the acceleration of vesting of, or payment in respect of, any options or other equity or equity-based awards, and the payment of any amounts under the Company LTIP (or any other similar plan, program or arrangement), by the Company, by


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                                                                              4



                        any of its affiliates, by any one or more trusts established by the Company (or any of its affiliates) for the benefit of its employees, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.

                (b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made under this Agreement, including all determinations of whether an Excise Tax Restoration Payment is required, of the amount of such Excise Tax Restoration Payment and of amounts relevant to the last sentence of subsection (c), shall be made by the independent auditors retained by the Company most recently prior to the relevant change in control and subject to the Executive's reasonable approval (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Excise Tax Restoration Payment and any other relevant matters, both to the Company and to the Executive within seven business days of the Executive's termination date, if applicable, or such earlier time as is requested by the Company or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. If an Excise Tax Restoration Payment is determined to be payable, it shall be paid to the Executive within five business days after the Determination is delivered to the Company or the Executive. Any determination by the Auditors shall be binding upon the Company and the Executive, absent manifest error.



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                (c)     Underpayments and Overpayments. As a result of
                        uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Excise Tax Restoration Payments may not be made by the Company that should be made ("Underpayments") or that Excise Tax Restoration Payments will have been made by the Company which should not have been made ("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred as soon as possible. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this agreement, which is to make the Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive's repaying to the Company an amount which is less than the Overpayment.

        6.      Termination for Cause.

        Nothing in this Agreement shall be construed to prevent the Company from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits.

        7.      Non-Competition

                (a)     Covenant Not To Compete. This Section 7 shall apply:

                        (i)     During the Term; and

                        (ii) During the two-year period following the termination of the Executive's employment by the Company without Cause (other than for Disability) or by the Executive's resignation for Good Reason.

                        While this Section 7 applies, the Executive shall not, directly or indirectly, engage in any banking business or activity in the States of



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                        California, Hawaii, Nevada, New Mexico, Oregon,
                        Washington, or Idaho ("Competitive Business") nor be employed by, render services of any kind to, advise or receive compensation in any form from, nor invest or participate in any manner or capacity in, any entity or person which directly or indirectly engages in a Competitive Business.

                (b) Exception. Subsection (a) above shall not preclude investments in a corporation whose stock is traded on a public market and of which the Executive owns less than five percent of the outstanding shares.

                (c) Purpose of Covenant. It is agreed by both parties hereto that the covenants contained in subsection (a) above are reasonable and necessary to protect the confidentiality of the customer lists, trade secrets, and other confidential information concerning the Company, acquired by the Executive.

                (d) Specific Performance. The Executive and the Company recognize and agree that (i) because of the nature of the businesses in which the Company and its subsidiaries are engaged and because of the nature of the confidential information that the Executive has acquired or will acquire with respect to the businesses of the Company and its subsidiaries, it would be impracticable and excessively difficult to determine the actual damages of the Company or its subsidiaries in the event that the Executive breaches any of the covenants contained in subsection (a) above, and (ii) damages in an action at law would not constitute reasonable or adequate compensation to the Company or its subsidiaries in the event that the Executive breaches any of such covenants. Accordingly, if the Executive commits any breach of such covenants or threatens to commit any such breach, then the Company shall have the right to have the covenants contained in subsection (a) above specifically enforced by any court having equity jurisdiction, without posting bond or other security, it being acknowledged and agreed by both parties hereto that any such breach or threatened breach would cause irreparable injury to the Company and its subsidiaries and that an injunction may be issued against the Executive. The rights described in this subsection (d) shall be in addition to, and not in lieu of, any other rights or remedies available to the Company under law or in equity.

                (e) Modification by Court. If any of the covenants contained in subsection (a) above is determined to be unenforceable because of the duration of such covenants or the area covered thereby, then the court making the determination shall have the power to reduce the duration of such covenants and/or the area covered thereby, and such covenants, in their reduced form, shall be enforceable.


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                (f)     Different Jurisdictions. If any of the covenants
                        contained in subsection (a) above is determined to be wholly unenforceable by the courts of any domestic or foreign jurisdiction, then the determination shall not bar or in any way affect the Company's right to relief in the courts of any other jurisdiction with respect to any breach of such covenants in such other jurisdiction. Such covenants, as they relate to each jurisdiction, shall be severable into independent covenants and shall be governed by the laws of the jurisdiction where a breach occurs.

        8.      No Solicitation; Non-Disclosure of Confidential Information.

                (a) This Section 8 shall apply (i) during the Term and (ii) during the one-year period following the termination of the Executive's employment by the Company for Cause or by the Executive's voluntary resignation without Good Reason. While this Section 8 applies, the Executive shall not, directly or indirectly, contact any employee of the Company or any of its subsidiaries to solicit such employee to become an employee, partner or independent contractor of the Executive or any other person.

                (b) During the Term of this Agreement and thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment and in furtherance of the business of the Company and its subsidiaries) confidential information or proprietary data of the Company and its subsidiaries, except as required by applicable law or legal process; provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its subsidiaries; provided, further, that the Executive may disclose the existence and contents of this Agreement to his family, legal advisors, accountant and other financial advisors. The Executive agrees to deliver to the Company at the termination of his employment to the extent reasonably requested by the Company, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its subsidiaries which he may then possess or have under his control except for personal notes of the Executive



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                                                                               8


        9.      Indemnification; Director's and Officer's Liability Insurance.

        The Company shall indemnify the Executive to the fullest extent permitted by applicable law against damages in connection with his status or performance of duties as an officer or director of the Company or any of its affiliates and shall maintain and cover the Executive under customary and appropriate directors and officers liability insurance during the Term and throughout the period of any applicable statute of limitations with respect to any acts, omissions or other matters that may have occurred or arisen during the Term.

        10.     Arbitration.

        Except as otherwise provided in Section 7, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in Honolulu, Hawaii, in accordance with the rules of the American Arbitration Association then in effect. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All fees and expenses of the arbitrator and of the Executive's legal counsel shall be paid (or promptly reimbursed to the Executive) by the Company.

        11.     No Assignment.

        The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 11 shall be void.

        12.     Withholding.

        Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

        13.     Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

        14.     Notice.

        Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary


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        15.     Entire Agreement; Modification.

        No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. A modification of this Agreement shall be valid only if it is made in writing and executed by both parties hereto. This Agreement shall be subject to the requirements of any applicable banking law, regulation or order.

        16.     Counterparts.

        This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


                           [Signatures on next page.]



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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the 7th day of May 2001, to be effective as of the Effective Date.


                                     BANCWEST CORPORATION

                                     By:  /s/  Walter A. Dods, Jr.
                                         --------------------------------------
                                     Title:  Chairman & Chief Executive Officer



EXECUTIVE:

/s/  John K. Tsui
--------------------------------------
John K.Tsui



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                                                                           A-11



                                   SCHEDULE A

                               CERTAIN DEFINITIONS


           As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

        I.      "Act" means the Securities Exchange Act of 1934, as amended.

        II. "Annual Bonus" means the amount payable to Executive under the Company's applicable annual bonus plan with respect to a fiscal year of the Company.

        III.    "Bank" means First Hawaiian Bank.

        IV. "Base Salary" means Executive's annual rate of base salary in effect on the date in question.

        V.      "Cause" means either of the following:

        (1) A material failure by the Executive to perform substantially all of his duties, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, hereunder;

        (2) Gross misconduct, material fraud or material dishonesty to the Company or its employees in the performance of the Executive's duties to the Company;

        (3) Conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; or

        (4) A material violation by the Executive in the course of his duties hereunder of any law or regulation to which the Company is subject provided that the Executive knew or should have known that the conduct in question was in violation of such law or regulation; provided, that a violation of such law or regulation shall be deemed to be "material" only if it results in material financial loss to the Company or if it materially impairs the Executive's ability to perform his duties hereunder or his value to the Company as its officer; and provided, further, that the Executive shall be fully protected by, and entitled to rely upon, advice of counsel to the Company for purposes of determining whether the Executive knew or should have known that the conduct in question was in violation of such law or regulation.

                For purposes of this Agreement, no act or failure to act on the Executive's part shall constitute "Cause" if done, or omitted, by him in good faith and in the reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Termination of the Executive for Cause shall be made by delivery from the chief executive officer of the Company (the "CEO") to the Executive of written notice, at least 30 days' prior to the effective date of such termination, specifying the basis, in the reasonable judgment of the CEO, for such termination and the particulars thereof; provided that with respect to clauses (1), (2) and (4) the Executive shall have a reasonable opportunity to cure or otherwise resolve the behavior in question prior to the effective date of such termination, in which case Cause shall not exist.

        VI. "Change of Control" means the first to occur of any of the following:

                (1) BNP (and any of its wholly owned subsidiaries) do not have, by themselves, the ability to elect a majority of the Board,

                (2) any Person (other than BNP, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of BNP, the Company, or any company owned, directly or indirectly, by the shareholders of BNP or the Company in substantially the same proportions as their ownership of stock of BNP or the Company), becomes the beneficial owner, directly or indirectly, of securities of BNP or the Company, representing 25% or more of the combined voting power of BNP's or the Company's then-outstanding securities, or

                (3) the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which BNP or the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of BNP or the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of BNP or the Company (or such surviving entity (or the parent, if any)) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s).

                        For purposes of the Agreement, a Change in Control shall not be deemed to have occurred upon the Effective Date by reason of the transactions contemplated by the Agreement and Plan of Merger among BNP, the Company and Newco 1 dated as of May 7, 2001 or by reason of any changes to the Board approved by BNP or its affiliates.

        VII.    "Code" means the Internal Revenue Code of 1986, as amended.

        VIII. "Company" means BancWest Corporation and, after a Change of Control, any successor or successors thereto.

        IX. "Company LTIP" means the Company's long-term incentive plan as in effect as of the date hereof.

        X. "Good Reason" means that, on or after a Change of Control, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death, the Executive:

        (1) Has incurred a reduction in his position, title, authority or responsibility at the Company, the Bank and/or the Bank of the West or an adverse change to his reporting relationships, or has not been re-elected to any or all of the Boards of Directors of the Company or the Bank, and/or Bank of the West;

        (2) Has incurred a reduction in his Base Salary or Target Bonus or a reduction in employee benefits (including perquisites, target long-term incentive compensation, retirement plan and deferred compensation plan benefits);

        (3) Has been notified that his principal place of work will be relocated to a location outside the City of Honolulu, Hawaii; or

        (4) Is required to work more than 80 days per year outside of the Company's principal offices in the City of Honolulu, Hawaii.

The Executive may also terminate his employment for "Good Reason" (x) if the Company breaches any material provision of this Agreement or (y) for any reason or no reason during the 30-day period following the first anniversary of any Change in Control that occurs after the Effective Date. Except as provided in
(5) above, Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason. For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive; provided, however, that termination by the Executive for Good Reason shall be made by delivery to the Board of written notice, at least 30 days' prior to the effective date of such termination, specifying the basis for such termination and the particulars thereof and provided that the Company shall have a reasonable opportunity to cure or otherwise resolve the problem in question prior to the effective date of such termination, in which case Good Reason shall not exist.

        XI. "New LTIP" means any long-term incentive plan established by the Company (or any parent or affiliate thereof) after the Effective Date, in which the Executive participates as of the date in question.

        XII. "Permanent Disability" means a physical or mental incapacity that qualifies the Executive for payments under the Company's or the Bank of the West's group long-term disability insurance policy or plan.

        XIII. "Target Bonus" means the target Bonus established for Executive under the Company's annual incentive compensation plan, whether expressed as a percentage of Base Salary or a dollar amount.